Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 14, 2012
Registration Statement Nos. 333-167489 and
333-167489-07

ABS SYNDICATE
$1,073,050 Ford Credit Auto Owner Trust 2012-D Prime Auto Loans
Jt-Leads: BofAML (struc), CS, DB Co-Mgrs: CIBC, COMMERZ

CL	$SIZEMM	WAL	S&P/F	PWIN	E.FINAL	L.FINAL	BENCH	YIELD	PRICE	CPN
A1	234.90	0.29	A-1+/F1+	1-7	6/13	12/15/13	ILIB	0.220	100.00000
A2	342.70	1.05	AAA/AAA	7-19	6/14	9/15/15	EDSF + 9	0.404	99.99617	0.40
A3	326.20	2.25	AAA/AAA	19-37	12/15	4/15/17	ISWP + 13	0.514	99.99229	0.51
A4	95.61	3.39	AAA/AAA	37-46	9/16	3/15/18	ISWP + 18	0.674	99.98976	0.67
B	31.56	3.97	AA+/AA	46-49	12/16	5/15/18	ISWP + 45	1.021	99.96560	1.01
C	21.04	4.07	AA-/A	49-49	12/16	8/15/18	ISWP + 65	1.238	99.98090	1.23
D	21.04	4.07	A-/BBB	49-49	12/16	5/15/19	ISWP +140	1.988	99.96170	1.97

TICKER	:	FORDO 12-D	REGISTRATION	:	A1: 144A, A2-D: Public
EXPECTED SETTLE	:	11/21/12	FIRST PAY	:	12/17/12
PXG SPEED	:	1.4% ABS to 5% Call	EXPECTED RATINGS	:	S&P/Fitch
ERISA ELIGIBLE	:	Yes	MIN DENOMS	:	$100k x $1K
BILL & DELIVER	:	BofAML

Public Classes:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.